Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2016 FOURTH QUARTER AND FISCAL YEAR RESULTS

~ Reports a Comparable Store Sales Decrease of 0.4% ~

~ GAAP Operating Loss of $9.2 Million Including a $6.2 Million One-Time Charge ~

~ Non-GAAP Operating Loss of $3 Million In Line With Prior Guidance ~

New York, New York — March 16, 2017 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 466 retail stores, today announced results for the fourth quarter and fiscal year ended January 28, 2017.

Gregory Scott, New York & Company’s CEO stated: “In a rapidly changing retail environment, our fourth quarter results met the high-end of the updated outlook we issued in January and included a double-digit increase in eCommerce sales, strong results in our Eva Mendes Collection, and expansion in overall gross profit margin despite mall traffic declines that lowered sales. The year was highlighted by significant progress toward our four key initiatives that we believe position New York & Company to improve its traffic trend through growth in celebrity and sub-brands that are exclusive to us, the expansion of our loyalty program and the introduction of marketing events that resonate more closely with our consumer demographic.  At the same time, our inventories were well controlled with a double-digit decline, as compared to last year, and we also continued to optimize our real estate footprint and drive expense and cost reductions as part of our continuing efforts under our Project Excellence program.

As we begin, 2017, we expect to accelerate our progress toward our goals with continued growth in celebrity and sub-brands that will include the introduction of a new celebrity partnership launching in early April. We will continue to drive growth in eCommerce by leveraging our omni-channel capabilities and expect to benefit from our expanding Private Label Credit Card Loyalty Program with increases in sales as well as significantly improved royalties under the terms of our new Private label Credit Card agreement.  We are also extremely pleased to have taken over several competitor locations with flexible lease terms in some of the best malls in the country. These locations were obtained at attractive occupancy rates, requiring low capital investment and are expected to generate high returns as we will showcase a more expansive selection of our Eva Mendes Collection, which has seen a double-digit increase in sales since we began the collaboration in 2013.”

Fourth Quarter Fiscal Year 2016 Results (13-weeks ended January 28, 2017 compared to the 13-weeks ended January 30, 2016):

•                  Net sales were $266.3 million, which included $5.4 million of royalty and related revenue from the new private label credit card agreement, as compared to $271.3 million in the prior year.

•                  Comparable store sales decreased 0.4% as an increase in the Company’s eCommerce business, combined with royalty and related revenue from its new private label credit card agreement were more than offset by sales declines in store locations.

•                  Gross profit as a percentage of net sales increased 170 basis points to 27.4% versus the fiscal year 2015 fourth quarter gross profit percentage of 25.7%. This increase reflects $5.4 million in benefits from the new private label credit card agreement, product cost reductions and efficiencies from vendor negotiations related to the implementation of Project Excellence, as well as a 40 basis point improvement in the leverage of buying and occupancy costs, partially offset by increased season end product markdowns.

•                  Selling, general and administrative expenses were $82.3 million; however, this includes a $6.2 million legal reserve that the Company was required to establish relating to an ongoing trademark infringement case where the Company received an unfavorable judgment but is still in the process of vigorously defending. On a non-GAAP basis, selling, general and administrative expenses, excluding this reserve, were $76.1 million compared to non-GAAP selling, general and administrative expenses of $68.5 million in the prior year. This planned increase was primarily due to the following factors:

•                  an increase of $2.6 million in marketing expense, $1.3 million of which was due to the shift in classification of private label credit card credits to revenue and $1.3 million of which was due to investments in digital marketing to drive sales;

•                  the elimination of $1.1 million in insurance credits and $1.8 million in performance-based compensation accrual reversals, which benefited the prior year by reducing the prior year’s expenses; and

•                  a $0.8 million increase in variable expenses associated with the growth in eCommerce sales.

•                  GAAP operating loss was $9.2 million, which included a non-GAAP charge of $6.2 million. Excluding the $6.2 million non-operating charge, adjusted operating loss was $3.0 million, compared to the prior year’s non-GAAP operating income of $1.3 million, which excluded $0.6 million of non-operating charges.

•                  GAAP net loss for the fourth quarter of fiscal year 2016 was $10.0 million, or a loss of $0.16 per diluted share, as compared to the prior year’s breakeven results. On a non-GAAP basis, the Company’s fourth quarter 2016 adjusted net loss was $3.8 million, or a loss of $0.06 per diluted share. This compares to prior year’s fourth quarter, non-GAAP adjusted net income of $0.7 million, or earnings of $0.01 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating charges for the three months ended January 28, 2017 and January 30, 2016. GAAP is defined as Generally Accepted Accounting Principles in the United States.

•                  Total quarter-end inventory decreased 11.1%, as compared to the end of last year’s fourth quarter, reflecting lower levels of on-hand inventory and significantly lower levels of inventory in transit. Inventory per average store decreased 6.5% with on-hand inventory approximately flat and a decrease in inventory in transit.

•                  Capital spending for the fourth quarter of fiscal year 2016 was $5.0 million, as compared to $5.8 million in last year’s fourth quarter, primarily reflecting continued spend on the Company’s information technology infrastructure and remodeling/refreshing existing stores.

•                  The Company closed 11 New York & Company stores and 6 Outlet stores during the fourth quarter, ending the fourth quarter with 466 stores, including 123 Outlet stores and 2.4 million selling square feet in operation.

•                  The Company ended the quarter with $88.4 million of cash on-hand and no outstanding borrowings under its revolving credit facility.

Full Fiscal Year 2016 Results (52-weeks ended January 28, 2017 compared to the 52-weeks ended January 30, 2016):

•                  Net sales were $929.1 million for fiscal year 2016, as compared to $950.1 million for fiscal year 2015. Comparable store sales decreased 0.7%, as compared to an increase of 3.1% in the prior fiscal year. GAAP operating loss was $15.4 million. On a non-GAAP basis, adjusted operating loss was $9.7 million. This compares to a GAAP operating loss of $8.1 million and a non-GAAP, adjusted operating loss of $0.3 million for fiscal year 2015. Net loss was $17.3 million, or a loss of $0.27 per diluted share. On a non-GAAP basis, adjusted net loss was $11.6 million, or a loss of $0.18 per diluted share. This compares to the prior fiscal year net loss of $10.1 million, or a loss of $0.16 per diluted share. On a non-GAAP basis, prior fiscal year adjusted net loss was $2.3 million, or a loss of $0.04 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 6 of this press release, which delineates the non-operating charges for the twelve months ended January 28, 2017 and January 30, 2016. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Share Repurchase Activity:

•                  During the fourth quarter, the Company repurchased 53,925 shares of its common stock and has repurchased a total of 476,645 shares under its existing share repurchase program. As of the end of the fourth quarter, the Company had approximately $3.9 million of total availability remaining under the Company’s share repurchase program. Any future share repurchases are expected to be funded using the Company’s available cash.

Outlook:

Regarding expectations for the first quarter of fiscal year 2017, the Company is providing the following guidance:

•                  Net sales are expected to decline in the low single-digit percentage range, reflecting decreased store count, partially offset by approximately $5.8 million of royalty and other revenue from the new private label credit card agreement and growth in the eCommerce business.

•                  Comparable store sales are expected to range from low single-digit negative to flat on a percentage basis. This range reflects a higher penetration of sales late in the quarter with the shift of the Easter selling period to later in the quarter.

•                  Gross margin is expected to be up significantly reflecting benefits from the Company’s new private label credit card agreement, reductions in product costs and agent expenses resulting from Project Excellence, and reductions in occupancy costs due to the Company’s aggressive real estate negotiations, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses on a GAAP basis, which have historically benefited from reductions due to the success of Project Excellence, are expected to increase by 250 basis points to 300 basis points versus the prior year’s first quarter. While the Company continues to reduce home office and field payroll costs, these reductions have been offset by the following factors:

•                  The shift in benefits from the Company’s new private label credit card agreement to revenue, as compared to the prior year which reflected these benefits as a reduction of marketing expense;

•                  Investments in marketing to drive incremental eCommerce sales;

•                  Increases in selling expenses largely driven by increases in eCommerce variable costs; and

•                  Performance-based compensation accruals, which were completely eliminated last year based upon operating results.

•                  Operating results on a GAAP basis for the first quarter of fiscal year 2017 are expected to improve from the prior year, reflecting a loss of $2 million to $5 million. These results reflect the anticipated impact of a highly promotional and challenging retail environment given soft brick-and-mortar traffic trends. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is expected to be positive during the quarter adding to the Company’s strong working capital position.

Additional Outlook:

•                  Total inventory at the end of the first quarter is expected to be down in the low to mid-single-digit percentage as compared to the prior year first quarter.

•                  The Company continues to be very aggressive in its rationalization of its real estate portfolio in an effort to reduce occupancy costs.  These efforts also include maintaining a highly flexible real estate portfolio with approximately 50% of its leases expiring in less than 12 months and more than 60% in less than 2 years.

•                  Capital expenditures for the first quarter of fiscal year 2017 are projected to be approximately $5 million to $6 million, as compared to $1.9 million of capital expenditures in the first quarter of last year, reflecting continued investments in the Company’s information technology and omni-channel infrastructure, and real estate remodel/refresh activity. For the full year, capital expenditures are expected to be below $20 million.

•                  Depreciation expense for the first quarter of fiscal year 2017 is estimated to be approximately $6 million and the full year is expected to be approximately $24 million.

•                  During the first quarter of fiscal year 2017, the Company expects to open 1 Outlet store, remodel/refresh 3 existing stores and close 6 New York & Company stores. In addition, the Company expects to open 5 new stores in competitor locations under short-term leases, which require little capital investment.

•                  For fiscal year 2017, the Company expects to open 2 new Outlet stores, remodel/refresh 8 existing stores, open 6 to10 stores in existing competitor retail space under flexible leases and close 36 stores, including 3 Outlet stores, ending the fiscal year with roughly 440 stores, including 122 Outlet stores, and approximately 2.2 million selling square feet.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store and private label credit card royalties and related revenue are included in comparable store sales.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2016 results is scheduled for today, Thursday, March 16, 2017 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 455-2260 and reference conference ID number 9434227 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on March 16, 2017 until 11:59 p.m. Eastern Time on March 23, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 9434227.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 466 stores in 39 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) market conditions impacting the Company’s stock; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) the Company’s ability to continue to recognize the savings identified through Project Excellence; (vii) seasonal fluctuations in the Company’s business; (viii) the Company’s ability to anticipate and respond to fashion trends; (ix) the Company’s dependence on mall traffic for its sales; (x) competition in the Company’s market, including promotional and pricing competition; (xi) the Company’s ability to retain, recruit and train key personnel; (xii) the Company’s reliance on third parties to manage some aspects of its business; (xiii) the Company’s reliance on foreign sources of production; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended January 28, 2017	% of net sales	Three months ended January 30, 2016	% of net sales
Net sales	$266,323	100.0%	$271,272	100.0%

Cost of goods sold, buying and occupancy costs	193,265	72.6%	201,492	74.3%

Gross profit	73,058	27.4%	69,780	25.7%

Selling, general and administrative expenses	82,280	30.9%	69,158	25.5%

Operating (loss) income	(9,222)	(3.5)%	622	0.2%

Interest expense, net of interest income	310	0.1%	304	0.1%

(Loss) income before income taxes	(9,532)	(3.6)%	318	0.1%

Provision for income taxes	456	0.2%	234	0.1%

Net (loss) income	$(9,988)	(3.8)%	$84	—%

Basic (loss) earnings per share	$(0.16)		$0.00

Diluted (loss) earnings per share	$(0.16)		$0.00

Weighted average shares outstanding:
Basic shares of common stock	63,226		63,233
Diluted shares of common stock	63,226		63,607

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.4)%	1.9%
Net sales per average selling square foot (a)(d)	$109	$105
Net sales per average store (b)(d)	$556	$539
Average selling square footage per store (c)	5,080	5,125
Ending store count	466	490

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)         Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation from a two-point average calculation. Prior period metrics have been restated resulting in an immaterial impact.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)	Twelve months ended January 28, 2017	% of net sales	Twelve months ended January 30, 2016 *	% of net sales
	(Unaudited)

Net sales	$929,081	100.0%	$950,108	100.0%

Cost of goods sold, buying and occupancy costs	665,102	71.6%	685,253	72.1%

Gross profit	263,979	28.4%	264,855	27.9%

Selling, general and administrative expenses	279,362	30.1%	272,960	28.8%

Operating loss	(15,383)	(1.7)%	(8,105)	(0.9)%

Interest expense, net of interest income	1,235	0.1%	1,227	0.1%

Loss before income taxes	(16,618)	(1.8)%	(9,332)	(1.0)%

Provision for income taxes	673	0.1%	737	0.1%

Net loss	$(17,291)	(1.9)%	$(10,069)	(1.1)%

Basic loss per share	$(0.27)		$(0.16)

Diluted loss per share	$(0.27)		$(0.16)

Weighted average shares outstanding:
Basic shares of common stock	63,356		63,154
Diluted shares of common stock	63,356		63,154

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.7)%	3.1%
Net sales per average selling square foot (a)(d)	$375	$367
Net sales per average store (b)(d)	$1,920	$1,889
Average selling square footage per store (c)	5,080	5,125

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)         Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation from a two-point average calculation. Prior period metrics have been restated resulting in an immaterial impact.

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	January 28, 2017	January 30, 2016*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,369	$61,432
Accounts receivable	11,837	8,208
Income taxes receivable	144	47
Inventories, net	78,044	87,777
Prepaid expenses	18,746	19,442
Other current assets	824	858
Total current assets	197,964	177,764

Property and equipment, net	87,070	88,831
Intangible assets	14,879	14,879
Other assets	1,675	1,986
Total assets	$301,588	$283,460
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841
Accounts payable	68,068	82,225
Accrued expenses	69,294	52,424
Income taxes payable	174	239
Total current liabilities	138,377	135,729

Long-term debt, net of current portion	11,485	12,326
Deferred rent	30,039	34,351
Other liabilities	42,518	7,283
Total liabilities	222,419	189,689

Total stockholders’ equity	79,169	93,771
Total liabilities and stockholders’ equity	$301,588	$283,460

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Twelve months ended January 28, 2017	Twelve months ended January 30, 2016*
	(Unaudited)
Operating activities
Net loss	$(17,291)	$(10,069)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,786	24,181
Loss from impairment charges	1,197	327
Amortization of deferred financing costs	189	201
Share-based compensation expense	3,404	3,867
Changes in operating assets and liabilities:
Restricted stock	—	1,509
Accounts receivable	(3,629)	(948)
Income taxes receivable	(97)	52
Inventories, net	9,733	6,014
Prepaid expenses	696	1,139
Accounts payable	(14,157)	(4,256)
Accrued expenses	16,082	(417)
Income taxes payable	(65)	(471)
Deferred rent	(4,312)	(818)
Other assets and liabilities	34,224	338
Net cash provided by operating activities	48,760	20,649

Investing activities
Capital expenditures	(18,308)	(26,648)
Insurance recoveries	—	146
Net cash used in investing activities	(18,308)	(26,502)

Financing activities
Repayment of long-term debt	(1,000)	(1,000)
Payment of financing costs	—	(161)
Purchase of treasury stock	(1,079)	—
Proceeds from exercise of stock options	121	16
Shares withheld for payment of employee payroll taxes	(312)	(297)
Principal payments on capital lease obligations	(1,245)	(566)
Net cash used in financing activities	(3,515)	(2,008)

Net increase (decrease) in cash and cash equivalents	26,937	(7,861)
Cash and cash equivalents at beginning of period	61,432	69,293
Cash and cash equivalents at end of period	$88,369	$61,432
Supplementary non-cash investing activities
Non-cash capital lease transactions	$3,914	$2,317

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating (loss) income, net (loss) income, and (loss) earnings per diluted share for the three months ended January 28, 2017 and January 30, 2016 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended January 28, 2017
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$82,280	$(9,222)	$(9,988)	$(0.16)
Adjustments affecting comparability
Legal settlement and fees (trademark infringement case)	6,200	6,200	6,200
Total adjustments (1)	6,200	6,200	6,200	0.10
Non-GAAP as adjusted	$76,080	$(3,022)	$(3,788)	$(0.06)

	Three months ended January 30, 2016
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share

GAAP as reported	$69,158	$622	$84	$0.00
Adjustments affecting comparability
Consulting expense-Project Excellence	24	24	24
Reversal of legal expense accrual	(145)	(145)	(145)
Certain severance expense	636	636	636
Executive relocation expense	146	146	146
Net reduction of moving expenses for new headquarters	(20)	(20)	(20)
Total adjustments (1)	641	641	641	0.01
Non-GAAP as adjusted	$68,517	$1,263	$725	$0.01

(1)         The tax effect of $6.2 million and $0.6 million of expenses, during the three months ended January 28, 2017 and January 30, 2016, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss and loss per diluted share for the twelve months ended January 28, 2017 and January 30, 2016 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Twelve months ended January 28, 2017
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$279,362	$(15,383)	$(17,291)	$(0.27)
Adjustments affecting comparability
Net legal settlement and fees (Includes $6.2M reserve for trademark infringement case)	5,727	5,727	5,727
Total adjustments (1)	5,727	5,727	5,727	0.09
Non-GAAP as adjusted	$273,635	$(9,656)	$(11,564)	$(0.18)

	Twelve months ended January 30, 2016
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share

GAAP as reported	$272,960	$(8,105)	$(10,069)	$(0.16)
Adjustments affecting comparability
Consulting expense-Project Excellence	3,129	3,129	3,129
Legal expense	2,452	2,452	2,452
Certain severance expense	2,213	2,213	2,213
Executive relocation expense	146	146	146
Net reduction of moving expenses for new headquarters	(124)	(124)	(124)
Total adjustments (1)	7,816	7,816	7,816	0.12
Non-GAAP as adjusted	$265,144	$(289)	$(2,253)	$(0.04)

(1)         The tax effect of $5.7 million and $7.8 million of expenses, during the twelve months ended January 28, 2017 and January 30, 2016, respectively, is offset by a full valuation allowance against deferred tax assets.